EXHIBIT 99.1

Pursuant to Rule 13d-1(k) (1) (iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth herein below.

Date: March 10, 2016

DELAFIELD HAMBRECHT, INC.

By:	/s/ John D. Delafield
John D. Delafield, Chairman

DH PARTNERS, LLC

By	Delafield Hambrecht, Inc., its Manager

By:	/s/ John D. Delafield
John D. Delafield, Chairman
Delafield Hambrecht, Inc.

DELAFIELD HAMBRECHT PARTNERS FUND

By	DH Partners, LLC, its General Partner

By	Delafield Hambrecht, Inc., Manager of DH Partners, LLC

By:	/s/ John D. Delafield
John D. Delafield, Chairman
Delafield Hambrecht, Inc.

JOHN D. DELAFIELD

/s/ John D. Delafield
John D. Delafield